Exhibit 99.1

Contacts:	Dolph Baker, President and CEO Timothy A. Dawson, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS, INC. REPORTS FOURTH QUARTER

AND FISCAL 2012 RESULTS

JACKSON, Miss. (July 30, 2012) – Cal-Maine Foods, Inc. (NASDAQ:CALM) today announced financial results for the fourth quarter and fiscal year ended June 2, 2012.

For the fourth quarter of fiscal 2012, net sales were $275.2 million compared with net sales of $242.4 million for the fourth quarter a year ago. The Company reported net earnings of $37.3 million, or $1.56 per basic share, for the fourth quarter of fiscal 2012 compared with net earnings of $7.3 million, or $0.30 per basic share, for the same period last year. Results for the fourth quarter of fiscal 2012 include a one-time gain of approximately $27.0 million, or $1.12 per share, after tax, as a result of a distribution from Eggland’s Best, Inc. related to the new joint venture between Eggland’s Best, Inc. and Land O’Lakes, Inc., announced on May 1, 2012. The fourth quarter of fiscal 2012 had 14 weeks compared with 13 weeks in the prior year period.

For the fiscal year 2012, net sales were $1.1 billion compared with net sales of $942.0 million for fiscal 2011. The Company reported net income of $89.7 million, or $3.76 per basic share, for fiscal 2012 compared with net income of $60.8 million, or $2.55 per basic share, in fiscal 2011. Fiscal 2012 had 53 weeks compared with 52 weeks in fiscal 2011.

Commenting on the results, Dolph Baker, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Our financial and operating results for the fourth quarter marked a strong finish to fiscal 2012. These results reflect higher volumes with an 8.6 percent increase in eggs produced and 11.0 percent increase in eggs sold compared with the same period a year ago. While we had an extra week of sales compared with the fourth quarter of fiscal 2011, we also had less Easter-related business fall in the fourth quarter due to the earlier holiday schedule in 2012.

“For the year, we were pleased to exceed $1.0 billion in sales for the first time in our history”, Baker noted. “Retail demand was strong and helped the market absorb a slightly higher egg supply than we experienced in fiscal 2011. Sales of specialty eggs have continued to rise, accounting for 16.3 percent of our total number of eggs sold and over 24.0 percent of sales revenue for the year. Specialty eggs generally have a higher and more stable average retail selling price and the 9.1 percent increase in specialty egg volume helped push our average selling prices up 9.7 percent for the year. We expect specialty eggs will continue to gain market share over regular eggs as consumer demand trends shift toward the perceived health benefits of organic and natural food alternatives.

“Our operations have continued to run well in fiscal 2012. While our feed costs were high and volatile during the year, our management team has remained focused on executing our strategy of being an efficient, low cost producer. We expect feed costs will continue to rise for the near term, especially in light of the severe drought this summer and the damage to the national corn crop.

“Overall, we are very pleased with Cal-Maine’s performance in fiscal 2012 and believe we have opportunities for continued growth in the year ahead. Our strong balance sheet provides us with the flexibility to pursue our strategic initiatives. We believe we will continue to improve our product mix and expand our sales of specialty eggs, both in our current markets and through the new joint venture with Eggland’s Best, Inc. and Land O’Lakes. Our recent acquisition of the Pilgrim’s Pride egg operations is expected to further enhance our sales efforts in the important Texas markets. We will continue to look for additional strategic acquisition opportunities and pursue a growth strategy that we believe will reward both our customers and shareholders,” Baker concluded.

For the fourth quarter of fiscal 2012, Cal-Maine Foods, Inc. will pay a cash dividend of approximately $0.520 per share to holders of its common and Class A common stock. The amount paid could vary slightly based on the amount of outstanding shares on the record date. The dividend is payable on August 26, 2012, to shareholders of record on August 11, 2012.

CALM Reports Fourth Quarter and Fiscal 2012 Results

July 30, 2012

Selected operating statistics for the fourth quarter and fiscal 2012 compared with the prior-year periods are shown below:

	14 & 13 Weeks Ended		53 & 52 Weeks Ended
	June 2, 2012	May 28, 2011	June 2, 2012	May 28, 2011
Dozens eggs sold (000)	228,811	206,163	884,274	821,420
Dozens egg produced (000)	171,190	157,621	662,975	634,009

% Specialty sales (dozen)	16.5%	16.5%	16.3%	16.1%

Net average selling price (dozen)	$1.152	$1.124	$1.205	$1.098
Feed cost (dozen)	$0.480	$0.447	$0.469	$0.394

% Specialty sales (dollars)	25.8%	24.5%	24.0%	24.0%

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

CALM Reports Fourth Quarter and Fiscal 2012 Results

July 30, 2012

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	14 and 13 Weeks Ended		53 and 52 Weeks Ended
	June 2, 2012	May 28, 2011	June 2, 2012	May 28, 2011
Net sales	$275,245	$242,381	$1,113,116	$941,981
Gross profit	41,355	41,400	201,782	184,931
Operating income	12,083	13,698	88,652	83,483
Income before income taxes	57,761	11,654	139,077	91,671

Net income	$37,256	$7,271	$89,735	$60,839

Net income per share:
Basic	$1.56	$0.30	$3.76	$2.55
Diluted	$1.56	$0.30	$3.75	$2.54
Weighted average shares outstanding
Basic	23,888	23,865	23,875	23,855
Diluted	23,925	23,946	23,942	23,942

SUMMARY BALANCE SHEETS

	June 2, 2012	May 28, 2011
ASSETS
Cash and short-term investments	$260,751	$176,429
Receivables	62,768	62,790
Inventories	117,158	110,021
Prepaid expenses and other current assets	1,525	5,801
Current assets	442,202	355,041

Property, plant and equipment (net)	222,615	224,887
Other noncurrent assets	61,499	60,915
Total assets	$726,316	$640,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$103,724	$71,969
Current maturities of long-term debt	11,458	11,743
Deferred income taxes	25,474	23,770
Current liabilities	140,656	107,482

Long-term debt, less current maturities	64,762	76,418
Deferred income taxes and other liabilities	41,570	38,066
Stockholders' equity	479,328	418,877
Total liabilities and stockholders' equity	$726,316	$640,843